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                                                                    Exhibit 99.7


                          CONSENT OF GLEACHER & CO. LLC

     We hereby consent to the use of our opinion letter dated September 6, 2001, to the combined board of Indigo N.V., included in Annex D to this prospectus relating to the proposed exchange offer described in this prospectus and to the references to such opinion in this prospectus under the captions, "Summary--Opinion of Indigo's Financial Advisor," "Special Factors--Background of the Exchange Offer," "Special Factors--Indigo's Purposes and Reasons for the Exchange Offer," "Special Factors--Indigo's Belief Regarding the Fairness of the Exchange Offer," "Special Factors--Opinion of Indigo's Financial Advisor Regarding the Exchange Offer" and "Special Factors--HP's Belief Regarding the Fairness of the Exchange Offer." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                        GLEACHER & CO. LLC

November 19, 2001
                                        By: /s/ John E. Huwiler
                                            ------------------------------------
                                        Name:  John E. Huwiler
                                        Title: Managing Director